Exhibit 23.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Analog Devices, Inc. 2006 Stock Incentive Plan of our reports dated November 21, 2008, with respect to the consolidated financial statements and schedule of Analog Devices, Inc. included in its Annual Report (Form 10-K) for the year ended November 1, 2008 and the effectiveness of internal control over financial reporting of Analog Devices, Inc., filed with the Securities and Exchange Commission.
/s/ Ernst & Young LLP
Boston, Massachusetts
December 15, 2008